CVS Pharmacy, Inc.
Restrictive Covenant Agreement

I, Thomas M. Moriarty, enter into this Restrictive Covenant Agreement (“Agreement”) with CVS Pharmacy, Inc. (“CVS”), which is effective as of the date I sign the Agreement (the “Effective Date”). In consideration of the mutual promises in this Agreement, the parties agree as follows:

1.Consideration for Agreement. In connection with my duties and responsibilities at CVS Caremark Corporation or one of its subsidiaries or affiliates (collectively, the “Corporation”), the Corporation will provide me with Confidential Information and/or access to the Corporation’s customers and clients and the opportunity to develop and maintain relationships and goodwill with them. In addition, the Corporation has awarded me restricted stock units contingent on the execution of this Agreement and compliance with its terms.
2.Limitation of Agreement; Practice of Law. If I am a licensed attorney, this Agreement is not meant to restrict my ability to practice law after I cease to be an employee of the Corporation in violation of any applicable Rules of Professional Conduct or Ethics. As it relates to the practice of law, this Agreement shall be interpreted consistent with and to the extent permissible under Rules 5.6, 1.6 and 1.9 of the Rules of Professional Conduct, as well as any other applicable Rules of Professional Conduct or Ethics and shall not be interpreted to expand the scope of my duty to maintain privileged or confidential information under Rule 1.6, Rule 1.9, or any other applicable Rules of Professional Conduct or Ethics.
3.Non-Competition. During my employment by the Corporation and during the Non-Competition Period following the termination of my employment for any reason, I will not, directly or indirectly, engage in Competition or provide Consulting or Audit Services within the Restricted Area.
a.    Competition. Engaging in “Competition” means providing services to a Competitor of the Corporation (whether as an employee, independent contractor, consultant, principal, agent, partner, officer, director, investor, or shareholder, except as a shareholder of less than one percent of a publicly traded company) that: (i) are the same or similar in function or purpose to the services I provided to the Corporation during the last two years of my employment by the Corporation, or (ii) will likely result in the disclosure of Confidential Information to a Competitor or the use of Confidential Information on behalf of a Competitor. I agree that if an authorized representative of the Corporation, during my employment or the Non-Competition Period, requests that I identify the company or business to which I will be or am providing services, or with which I will be or am employed, and requests that I provide information about the services that I am or will be providing to such entity, I shall provide the Corporation with a written statement detailing the identity of the entity and the nature of the services that I am or will be providing to such entity with sufficient detail to allow the Corporation to independently assess whether I am or will be in violation of this Agreement. Such statement shall be delivered to the Corporation’s Chief Human Resources Officer or her authorized delegate via personal delivery or overnight delivery within five calendar days of my receipt of such request.

b.    Competitor. A “Competitor” for purposes of this Agreement shall mean any person, corporation or other entity that competes with one or more of the business offerings of the Corporation. As of the Effective Date, the Corporation’s business offerings include: (i) pharmacy benefits management (“PBM”), including: (a) the administration of pharmacy benefits for businesses, government agencies and health plans; (b) mail order pharmacy; (c) specialty pharmacy, including but not limited to infusion and related services; (d) Medicare Part D services; (ii) retail, which includes the sale of prescription drugs, over-the-counter medications, beauty products and cosmetics, photo finishing, seasonal merchandise, greeting cards, convenience foods and other product lines that are sold by the Corporation’s retail division; and (iii) retail health care (“MinuteClinic”). A person or entity shall not be considered a retail Competitor if such entity derives annual gross revenues from its business in an amount that is less than 5% of the Corporation’s gross revenues from its retail business during its most recently completed fiscal year. The Parties acknowledge that both the Corporation’s products and services and the entities that compete with the Corporation’s products and services evolve and that an entity will be considered a Competitor if it provides products or services competitive with the products and services provided by the Corporation within the last two years of your employment.

Given my role in the Corporation, I agree to this enterprise-wide definition of non-competition that will prevent me from providing services to the Corporation’s PBM, retail and MinuteClinic Competitors during the relevant time period.

c.    Consulting or Audit Services. “Consulting or Audit Services” shall mean any activity that involves providing audit review or other consulting or advisory services with respect to any relationship or prospective relationship between the Corporation and any third party, including but not limited to PBM clients, suppliers or vendors and that is likely to result in the use or disclosure of Confidential Information.

d.    Non-Competition Period. The “Non-Competition Period” shall be the period of 18 months following the termination of my employment with the Corporation for any reason.

e.    Restricted Area. “Restricted Area” refers to those states within the United States in which the Corporation conducts its business, as well as the District of Columbia and Puerto Rico. To the extent I worked on international projects in Brazil and/or Ireland or other countries where the Corporation may conduct business, the Restricted Area includes those countries and prospective countries.

4.    Non-Solicitation. During the Non-Solicitation Period, which shall be 18 months following the termination of my employment with the Corporation for any reason, I will not, unless a duly authorized officer of the Corporation gives me written authorization to do so:

a.interfere with the Corporation’s relationship with its Business Partners by soliciting or communicating (regardless of who initiates the communication) with a Business Partner to: (i) induce or encourage the Business Partner to stop doing business or reduce its business with the Corporation, or (ii) buy a product or service that competes with a product or service offered by the Corporation’s business. “Business Partner” means: a customer (person or entity), prospective customer (person or entity), supplier, manufacturer, broker, hospital, hospital system, and/or pharmaceutical company with whom the Corporation has a business relationship and with which I had business-related contact or dealings, or about which I received Confidential Information, in the two years prior to the termination of my employment with the Corporation. A Business Partner does not include a customer, supplier, manufacturer, broker, hospital, hospital system, pharmaceutical company that has fully and finally ceased doing any business with the Corporation independent of any conduct or communications by me or breach of this Agreement. Nothing in this Paragraph 4(a) shall prevent me from working as a staff pharmacist or in another retail position wherein I would be providing or selling prescriptions or other products directly to consumers.

b.work on a Corporation account on behalf of a Business Partner or serve as the representative of a Business Partner for the Corporation.

c.interfere with the Corporation’s relationship with any employee or contractor of the Corporation by: (i) soliciting or communicating with the employee or contractor to induce or encourage him or her to leave the Corporation’s employ or engagement (regardless of who first initiates the communication); (ii) helping another person or entity evaluate such employee or contractor as an employment or contractor candidate; or (iii) otherwise helping any person or entity hire an employee or contractor away from the Corporation.
5.    Non-Disclosure of Confidential Information.

a.    Subject to Paragraph 8 below, I will not at any time, whether during or after the termination of my employment, disclose to any person or entity any of the Corporation’s Confidential Information, except as may be appropriately required in the ordinary course of performing my duties as an employee of the Corporation. The Corporation’s Confidential Information includes but is not limited to the following non-public information: trade secrets; computer code generated or developed by the Corporation; software or programs and related documentation; strategic compilations and analysis; strategic processes; business or financial methods, practices and plans; non-public costs and prices; operating margins; marketing, merchandising and selling techniques and information; customer lists; details of customer agreements; pricing arrangements with drug manufacturers, including but not limited to any discounts and/or rebates; pharmacy reimbursement rates; expansion strategies; real estate strategies; operating strategies; sources of supply; patient records; and confidential information of third parties which is given to the Corporation pursuant to an obligation or agreement to keep such information confidential (collectively, “Confidential Information”). I shall not use or attempt to use any Confidential Information on behalf of any person or entity other than the Corporation, or in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Corporation. For employees residing in Connecticut, these restrictions on use or disclosure of Confidential Information will only apply for three (3) years after the end of my employment where information that does not qualify as a trade secret is concerned; however, the restrictions will continue apply to trade secret information for as long as the information at issue remains qualified as a trade secret.

b.    During my employment, I shall not make, use, or permit to be used, any materials of any nature relating to any matter within the scope of the business of the Corporation or concerning any of its dealings or affairs other than for the benefit of the Corporation. I shall not, after the termination of my employment, use or permit to be used any such materials and shall return same in accordance with Paragraph 6 below.

6.    Ownership and Return of the Corporation’s Property. On or before my final date of employment with the Corporation, I shall return to the Corporation all property of the Corporation in my possession, custody or control, including but not limited to the originals and copies of any information provided to or acquired by me in connection with the performance of my duties for the Corporation, such as files, correspondence, communications, memoranda, e-mails, slides, records, and all other documents no matter how produced or reproduced, all computer equipment, communication devices (including but not limited to any mobile phone, BlackBerry or other portable digital assistant or device), computer programs and/or files, and all office keys and access cards. I agree that all the items described in this Paragraph are the sole property of the Corporation.
7.    Rights to Inventions, Works.
a.    Assignment of Inventions. All inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether patentable or otherwise protectable under similar law, made, conceived or developed by me, whether alone or jointly with others, from the date of my initial employment by the Corporation and continuing until the end of any period during which I am employed by the Corporation, relating or pertaining in any way to my employment with or the business of the Corporation (collectively referred to as “Inventions”) shall be promptly disclosed in writing to the Corporation. I hereby assign to the Corporation, or its designee, all of my rights, title and interest to such Inventions. All original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Corporation and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and as such are the sole property of the Corporation. The decision whether to commercialize or market any Invention developed by me solely or jointly with others is within the Corporation’s sole discretion and for the Corporation’s sole benefit and no royalty will be due to me as a result of the Corporation’s efforts to commercialize or market any such Invention.
b.     Inventions Retained and Licensed. I have attached hereto as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Corporation (“Prior Inventions”), which belong to me and are not assigned to the Corporation hereunder. If no such list is attached, I represent that there are no such Prior Inventions. I will not incorporate, or permit to be incorporated, any Prior Invention owned by me or in which I have an interest, into a Corporation product, process or machine without the Corporation’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Corporation, I incorporate into a Corporation product, process or machine a Prior Invention owned by me or in which I have an interest, the Corporation is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

c.    Patent and Copyright Registrations. I will assist the Corporation, or its designee, at the Corporation’s expense, in every proper way to secure the Corporation’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto, including, but not limited to, the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Corporation shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Corporation, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. My obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after my employment ends for any reason and/or after the termination of this Agreement. If the Corporation is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Corporation as above, then I hereby irrevocably designate and appoint the Corporation and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

d.    Exception to Assignments. I understand that if I am an employee in Illinois, Kansas, North Carolina, Utah or Minnesota, I should refer to Exhibit B (incorporated herein for all purposes) for important limitations on the scope of the provisions of this Agreement concerning assignment of Inventions. I will advise the Corporation promptly in writing of any inventions that I believe meet the criteria in Exhibit B and that are not otherwise disclosed on Exhibit A.

8.    Cooperation.

a.    In the event that I receive a subpoena, deposition notice, interview request, or other process or order to testify or produce Confidential Information or any other information or property of the Corporation, I shall promptly: (a) notify the Corporation of the item, document, or information sought by such subpoena, deposition notice, interview request, or other process or order; (b) furnish the Corporation with a copy of said subpoena, deposition notice, interview request, or other process or order; and (c) provide reasonable cooperation with respect to any procedure that the Corporation may initiate to protect Confidential Information or other interests. If the Corporation objects to the subpoena, deposition notice, interview request, process, or order, I shall cooperate to ensure that there shall be no disclosure until the court or other applicable entity has ruled upon the objection, and then only in accordance with the ruling so made. If no such objection is made despite a reasonable opportunity to do so, I shall be entitled to comply with the subpoena, deposition, notice, interview request, or other process or order provided that I have fulfilled the above obligations.
b.    I will cooperate fully with the Corporation, its affiliates, and their legal counsel in connection with any action, proceeding, or dispute arising out of matters with which I was directly or indirectly involved while serving as an employee of the Corporation, its predecessors, subsidiaries or affiliates. This cooperation shall include, but shall not be limited to, meeting with, and providing information to, the Corporation and its legal counsel, maintaining the confidentiality of any past or future privileged communications with the Corporation’s legal counsel (outside and in-house), and making myself available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of the Corporation. The Corporation agrees to reimburse me for any reasonable and necessary out-of-pocket costs associated with my cooperation.
9.    Limitation on Restrictions. Nothing in this Agreement is intended to or shall interfere with my right to file charges or participate in a proceeding with any appropriate federal, state or local government agency, including the Equal Employment Opportunity Commission or the National Labor Relations Board, or to prohibit me from communicating or cooperating with any such agency in its investigation.
10.    Injunctive Relief. Any breach of this Agreement by me will cause irreparable damage to the Corporation and in the event of such breach, the Corporation shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder, and without providing a bond to the extent permitted by the applicable rules of civil procedure.
11.    Eligibility for Severance Pay. If my employment with the Corporation terminates under circumstances in which I am eligible for severance under the Corporation’s Severance Plan for Non-Store Employees (the “Severance Plan”), the Corporation will offer me severance in accordance with the Severance Plan and the length of the Non-Competition Period will match the length of the severance period. I acknowledge that the Severance Plan sets forth pre-requisites I must meet in order to receive severance, including but not limited to execution of the Corporation’s standard separation agreement and release of claims. In the event that the Corporation fails to comply with its obligations to offer me severance according to the Severance Plan, then Paragraph 3 of this Agreement shall be of no further effect. I agree that if I decline the Corporation’s offer of severance, I shall continue to be subject to the restrictions in Paragraph 3.
12.    No Right of Continued Employment. This Agreement does not create an obligation on the Corporation or any other person or entity to continue my employment.
13.    No Conflicting Agreements. I represent that the performance of my job duties with the Corporation and my compliance with all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Corporation.
14.    Entire Agreement/No Reliance/No Modifications. This Agreement and any compensation, benefit or equity plan or agreement referred to herein including the CVS Caremark Corporation Change in Control Agreement (“CIC Agreement”), to the extent those other agreements apply to me, set forth the entire agreement between the parties hereto and fully supersede any and all prior and/or supplemental understandings, whether written or oral, between the parties concerning the subject matter of this Agreement. Notwithstanding the foregoing, if I am a party to the CIC Agreement, then I understand that in the event of a Change in Control, as that term is defined in the CIC, Paragraph 3 of this Agreement shall be null and void. I agree and acknowledge that I have not relied on any representations, promises or agreements of any kind in connection with my decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. Any modification to this Agreement must be made in writing and signed by me and the Corporation’s Chief Human Resources Officer or her authorized representative.

15.    No Waiver. Any waiver by the Corporation of a breach of any provision of this Agreement, or of any other similar agreement with any other current or former employee of the Corporation, shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

16.    Severability. The parties hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions of this Agreement are for any reason held to be excessively broad as to scope, activity, duration, subject or otherwise so as to be unenforceable at law, the parties consent to such provision or provisions being modified or limited by the appropriate judicial body (where allowed by applicable law), so as to be enforceable to the maximum extent compatible with the applicable law.

17.    Survival of Employee’s Obligations. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, personal representatives, executors, administrators and legal representatives.

18.    Corporation’s Right to Assign Agreement. The Corporation has the right to assign this Agreement to its successors and assigns without the need for further agreement or consent by me, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

19.    Non-Assignment. I shall not assign my rights and obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the Corporation, and any such assignment contrary to the terms hereof shall be null and void and of no force or effect.

20.    Governing Law; Headings. This Agreement shall be governed by and construed in accordance with the laws of the state of Rhode Island. The headings of the paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21.    Tolling. In the event I violate one of the time-limited restrictions in this Agreement, I agree that the time period for such violated restriction shall be extended by one day for each day I have violated the restriction, up to a maximum extension equal to the length of the original period of the restricted covenant.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date set forth below.

/s/ Thomas M. Moriarty                        /s/ Lisa Bisaccia
Lisa Bisaccia
Chief Human Resources Officer
CVS Pharmacy, Inc.
xxxxxxxx
Employee ID

Date: 6/1/14

EXHIBIT A

List of Prior Inventions – See Paragraph 7

EXHIBIT B

Notice Regarding Invention Assignment

1.	For an employee residing in Illinois, Kansas, or North Carolina, you are hereby advised:

Notice. No provision in this Agreement requires you to assign any of your rights to an invention for which no equipment, supplies, facility, or trade secret information of the Corporation was used and which was developed entirely on your own time, unless (a) the invention relates (i) to the business of the Corporation or (ii) to the Corporation’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by you for the Corporation. Illinois 765ILCS1060/1-3, “Employees Patent Act”; Kansas Statutes Section 44-130; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1.

2.	For an employee residing in Utah, you are hereby advised:

Notice. No provision in this Agreement requires you to assign any of your rights to an invention which was created entirely on your own time, and which is not (a) conceived, developed, reduced to practice, or created by you (i) within the scope of your employment with the Corporation, (ii) on the Corporation’s time, or (iii) with the aid, assistance, or use of any of the Corporation’s property, equipment, facilities, supplies, resources, or patents, trade secrets, know-how, technology, confidential information, ideas, copy rights, trademarks and service marks and any and all rights, applications and registrations relating to them, (b) the results of any work, services, or duties performed by you for the Corporation, (c) related to the industry or trade of the Corporation, or (d) related to the current or demonstrably anticipated business, research, or development of the Corporation. Utah Code Sections 34-39-1 through 34-39-3, “Employee Inventions Act.”

3.	For an employee residing in Minnesota, you are hereby advised:

Notice. No provision in this Agreement requires you to assign any of your rights to an invention for which no equipment, supplies, facility, or trade secret information of the Corporation was used, and which was developed entirely on your own time, and (a) which does not relate (i) directly to the business of the Corporation, or (ii) to the Corporation’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by you for the Corporation. Minnesota Statutes 13A Section 181.78.